Exhibit 10.49

207 775 8100 Tel	Fairchild Semiconductor 82 Running Hill Road South Portland, ME 04106 www.fairchildsemi.com

24 October 2007

To Izak Bencuya

Re: Post-resignation consulting

Dear Izak:

Further to our discussions, this letter sets forth an agreement between you and Fairchild Semiconductor Corporation (the “Company”) regarding the terms of the consulting arrangement between you and the Company following your resignation which became effective on 19 October 2007 (your “Resignation Date”). Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, you and the Company agree as follows:

1. Consulting Arrangement.

For nine months after your Resignation Date (the “Consulting Period”), you will serve as a non-employee consultant for the Company, acting as an advisor to the President and Chief Executive Officer and/or his designees in connection with specific strategic matters identified to you by the President and CEO in writing at or before the signing of this letter agreement. To the extent those matters are resolved to the Company’s satisfaction before the end of the Consulting Period, your consulting obligations under this letter agreement will be deemed to have been satisfied in full, no additional consulting services will be required from you, and you will continue to receive the full consulting compensation subject to the other terms and conditions of this letter agreement.

2. Compensation; Conditions.

(a) Consulting Compensation. In exchange for the consulting services to be provided under this agreement, the Company will pay you a total of $125,000 in cash, payable in one lump sum within ten business days following your Resignation Date, without conditions (other than the providing the consulting services).

(b) Additional Financial Incentive. The Company will pay you an additional $75,000, in one lump sum, within five business days following the first anniversary of your Resignation Date, if

(i) you perform your consulting duties diligently and in good faith, in accordance with the terms of this letter and to the reasonable satisfaction of the Company; and

(ii) until the end of such one-year period, you are not employed by any of the entities identified in writing to you by the President and CEO before this letter agreement is executed. The phrase “employed by” means all forms of direct or indirect employment or service, and includes service as a regular employee or officer, contractor, consultant, principal, agent, advisor, stockholder, investor, creditor, partner or in another capacity, whether for the specified company or one of its affiliated companies.

If any of the above conditions is not satisfied at the time the second payment is due (or has failed to be satisfied before the time that payment is due), then the Company will not be required to pay you the second installment. For the avoidance of doubt, this agreement does not require you not to be employed by the specified companies; however, if you are so employed, then the company’s payment obligation will be cancelled.

Izak Bencuya

24 October 2007

(c) Taxes. You will be solely responsible for any and all income, payroll, Social Security, Medicare, unemployment or other tax obligations under this agreement, and the Company will make any required withholdings.

3. Acknowledgements and Other Agreements; Miscellaneous

This letter agreement is the only agreement between you and the Company governing the subject matter hereof. Both parties acknowledge that your resignation from the company was made voluntarily and that the compensation under this agreement is consulting compensation and is not required to be paid to you under any other agreement or company policy. Neither you nor the Company has relied on any representations or statements by the other party which are not specifically set forth in this agreement in entering into this agreement. Any modification of this letter agreement can be made only in a writing signed by you and the Company. This agreement will be governed by and construed in accordance with the laws of the State of Maine, as applied to agreements entered into between residents of Maine and to be performed entirely within Maine, without regard to principles of conflict of laws. Any dispute or controversy arising out of this agreement will be addressed exclusively by the state and federal courts sitting in Portland, Maine, and both parties agree to be subject to the jurisdiction of those courts and to the venue of those courts. This agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Executed copies of this agreement delivered by fax or electronic transmission will be effective for all purposes.

Please indicate your agreement to the above terms and conditions by signing where indicated below and returning the signed copy to the undersigned officer of the Company.

Yours truly,

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ PAUL D. DELVA
Paul D. Delva
Sr. Vice President and General Counsel

AGREED:

/s/ IZAK BENCUYA
Izak Bencuya